Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Kilroy Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(o)	—	—	$500,000,000.00	0.0001476	$73,800.00

	Total Offering Amounts					$500,000,000.00		$73,800.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$73,800.00

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration Nos. 333-267440 and 333-267440-01), filed on September 15, 2022.

(2)

Kilroy Realty Corporation (the “Company”) is registering shares of common stock having a proposed maximum aggregate offering price of up to $500,000,000 pursuant to the prospectus supplement to which this Exhibit 107 relates (the “Current Prospectus Supplement”).